Exhibit 99.1

[LOGO] VENTANA

VENTANA MEDICAL SYSTEMS, INC.	Contact:
1910 Innovation Park Drive	Christopher M. Gleeson
Tucson, Arizona 85737	President and CEO
(520) 887-2155	(520) 229-3787

Nick Malden
Chief Financial Officer
Tuesday, December 23, 2003	(520) 229-3857

Ventana Announces Litigation Verdict

Tucson, Ariz., December 23, 2003 – Ventana Medical Systems, Inc. (NASDAQ: VMSI), today announced the outcome of the lawsuit brought against it in the Federal Court in Boston, Massachusetts by Cytologix Corporation. The Company reported that the jury had found Ventana liable for infringement of U.S. Patent Nos. 6,180,061 and 6,183,693, but that such infringement had not been willful. The jury also found that Ventana was not liable for misappropriation of trade secrets.

The patents were found to cover the use of independent slide heating regulation of slide samples on a moving platform in Ventana’s BenchMark®/Discovery® system. The Company believes that the jury misapplied the applicable law in reaching their conclusion and that therefore the verdict was incorrect. Ventana intends to file a Notice of Appeal at the earliest possible date.

No date has been set for a trial on the issue of damages.

The BenchMark® is succeeded by Ventana’s next generation BenchMark XT® which was launched in the second quarter of 2003. This new instrument does not use the technology that the jury determined to infringe.

The Company will schedule a conference call to discuss the effect of the verdict today with details to be confirmed later this morning.

Ventana develops, manufactures and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. Ventana’s clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana’s drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

The news release contains certain forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to statements regarding our ability to grow sales, future income, and general financial performance expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ, perhaps materially, from those anticipated or suggested by such forward-looking statements. These risks and uncertainties include without limitations risks associated with market acceptance of new automated histology products, continued success in asset management, continued improvements in our manufacturing efficiencies, on-schedule launches of our new products, currency exchange rate variability, competition and competitive pressures on pricing and general economic conditions in the United States and in the regions served by Ventana, and those risk factors contained in our periodic reports including Form 10-K for the year ended December 31, 2002, and all other Securities and Exchange Commission (SEC) filings.

Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. We cannot guarantee any future operating results, activity, performance or achievement.

Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com

The Molecular Discovery Systems Division has its own website at www.ventanadiscovery.com